[TOWER AUTOMOTIVE LOGO]                                             EXHIBIT 99.1

                                      NEWS

TOWER AUTOMOTIVE TO TRANSFER PRODUCTION TO MILAN, TENNESSEE


         NOVI, MICH., July 26, 2004 -- Tower Automotive, Inc. (NYSE: TWR) today announced that it will transfer production of its suspension link arm business, an automotive suspension component, from the company's facility in Bowling Green, Ky., to its plant in Milan, Tenn.

         "The transfer of this product is part of a restructuring of our North American operations to gain production efficiencies and strengthen our competitiveness," said Tom Pitser, Tower Automotive's leader of North American operations.

         A total of 84 positions at Bowling Green will be affected by this transfer. However, 17 jobs will remain at the Bowling Green facility as part of the painting and coatings operations that will continue.

         The transfer of suspension link arm production to Milan, Tenn., will be completed by mid-October 2004. The Milan facility currently employs 331 people and produces a variety of automotive products, including: control arms, cross members, engine cradle assemblies, heavy truck stampings, side rails and welded assemblies. Milan's hourly workforce is represented by the United Steel Workers of America.

         Tower Automotive Inc. is a global designer and producer of vehicle structural components and assemblies used by every major vehicle manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Hyundai/Kia, Nissan, Toyota and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Novi, Michigan. Additional company information is available at www.towerautomotive.com.

                                     # # #
CONTACTS: Media Inquiries:                                  Investor Inquiries
Sharon Wenzl       248-675-6253                   Tom Kerns        248-675-6359
-------------------------------------------------------------------------------
This press release contains forward-looking statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, general economic conditions in the markets in which Tower operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

TOWER AUTOMOTIVE           27175 HAGGERTY ROAD           NOVI, MI    48377-3626